Exhibit 5.1

July 22, 2021

Net Element, Inc.

3363 NE 163rd Street, Suite 606

North Miami Beach, FL 33160

Re:         Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Net Element, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 8,000,000 shares of Common Stock, par value $0.001 per share, 200,000 shares of Series A Preferred Stock, par value $0.001 per share, 12,000,000 shares of Series B Preferred Stock, par value $0.001, and 40,000,000 Series C Preferred Stock, par value $0.001 per share (the “Shares”), to be issued in connection with the merger contemplated by that certain Second Amended and Restated Agreement and Plan of Merger, dated July 20, 2021 (the “Merger Agreement”), by and among the Company, Mullen Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and Mullen Automotive, Inc., a California corporation (“Mullen Automotive”). The shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2021 (Registration No. 333-256166) (as amended, the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	an executed copy of a certificate of Steven Wolberg, Chief Legal Officer of the Company, dated as of a recent date (the “Officer’s Certificate”);

ALBUQUERQUE     BOISE     DENVER     LAS VEGAS     LOS ANGELES     LOS CABOS     ORANGE COUNTY
PHOENIX     PORTLAND     RENO     SALT LAKE CITY     SAN DIEGO     SEATTLE     TUCSON     WASHINGTON, D.C.

Net Element, Inc.

July 22, 2021

(b)	a Certificate of Good Standing issued by the Secretary of State of the state of Delaware;

(c)	the Company’s Amended and Restated Certificate of Incorporation, as field with the Commission and as certified pursuant to the Officer’s Certificate;

(d)	the Company’s Amended and Restated Bylaws, as currently in effect and filed with the Commission and as certified pursuant to the Officer’s Certificate;

(e)	the proposed Amended and Restated Certificate of Incorporation, attached as Annex B to the proxy statement/prospectus included in the Registration Statement; and

(f)

resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the proxy statement/prospectus and other actions with regard thereto, as certified pursuant to the Officer’s Certificate.

We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) at the time any Shares are sold or exchanged pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective under the Act and will comply with all applicable laws; (v) at the Relevant Time, a Prospectus will have been prepared and filed with the Commission describing the Shares offered thereby and all related documentation and will comply with all applicable laws; (vi) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement; (vii) that any shares of Common Stock issuable upon conversion, exchange, redemption or exercise of any shares of Preferred Stock being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; (viii) that there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s organizational documents that are not otherwise reserved for issuance; (ix) that the shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Mullen Automotive to be exchanged as consideration for the Shares of the Company are or will be at the time of the merger validly issued, non-assessable, fully-paid and free and clear of liens; (x) that Merger Agreement and the actions contemplated therein, including the merger and the amendments to the Company’s Amended and Restated Certificate of Incorporation, will be approved and adopted by the shareholders of the Company; and (xi) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Net Element, Inc.

July 22, 2021

Based on such examination, we are of the opinion that when the proposed Amended and Restated Certificate of Incorporation attached as Annex B to the proxy statement/prospectus included in the Registration Statement has been filed with the Secretary of State of the State of Delaware, the Shares will be duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Mullen Automotive in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

Attorneys at our firm are admitted to the practice of law in the State of California, and we express no opinion as to the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendment thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter as an exhibit. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

Snell & Wilmer, L.L.P.